Exhibit 3.3

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is entered into as of                     , 2006 by and among 3SBio Inc., a Cayman Island corporation (the “Company”) and the entities listed on Exhibit A hereto (the “Holders”).

RECITALS

WHEREAS, the Holders are the beneficial owners of that number of shares (collectively, the “Shares”) of the Company’s ordinary shares (the “Common Stock”) set forth opposite their names on Exhibit A;

WHEREAS, pursuant to the equity transfer agreement dated as of                     , 2006, Collected Mind Limited, a wholly owned subsidiary of the Company, purchased the entire equity interests of Shenyang Sunshine Pharmaceutical Co., Ltd. (“Sunshine”) pursuant to a plan of reorganization of Sunshine (the “Reorganization”);

WHEREAS, immediately prior to the Reorganization, the beneficial shareholders of the Holders were shareholders of Shenyang Keweier High Technology Co., Ltd. (“Keweier”), which owns 50.88% of Sunshine;

WHEREAS, the Reorganization is treated as a recapitalization under common control under the applicable accounting standards and the Holders agree to vote all their respective shares as a single block as if they together were a successor to Keweier; and

WHEREAS, the Company and each of the Holders have agreed to provide for the voting of their Shares as a single block for all matters of the Company that require shareholder approvals as set forth below;

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

ARTICLE I

1. VOTING

1.1 Holder Shares. Each Holder agrees on behalf of itself and any assignee or transferee of Holder Shares to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof, and any and all other securities of the Company legally or beneficially acquired by each of the Holders after the date hereof (collectively referred to as (the “Holder Shares”)) subject to, and to vote the Holder Shares in accordance with, the provisions of this Agreement.

1.2 Voting. Each Holder agrees that, during the time that this Agreement is in effect, at any meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) such Holder (i) shall appear at the Company Shareholders’ Meeting or otherwise cause its Holder Shares to be counted as present thereat for purposes of establishing a quorum; and (ii) vote, or execute consents in respect of such Holder Shares or cause such Holder Shares to be voted, or consents to be executed in respect thereof, in accordance with such resolutions as approved or adopted by a majority in interest of the Holders.

1.3 Transfer. The Company shall not permit the transfer of any of the Holder Shares on its books or issue a new certificate representing any of the Holder Shares unless and until the person to whom such security is to be transferred shall have agreed to be bound by all the provisions hereof as if such person were a Holder.

1.4 Other Rights. Except as provided by this Agreement, each Holder shall exercise the full rights of a shareholder with respect to the Holder Shares, respectively.

ARTICLE II

2. TERMINATION

2.1 This Agreement shall continue in full force and effect from the date hereof through the earlier of the following dates, on which it shall terminate in its entirety: (i) the date that is 180 days after the closing of the Company’s first underwritten public offering of its Common Stock (or American Depositary Shares representing the Common Stock); and (ii) August 31, 2007.

ARTICLE III

3. MISCELLANEOUS

3.1 Ownership. Each Holder represents and warrants that (a) he, she or it now owns Holder Shares, free and clear of liens or encumbrances, and except as set forth on Exhibit A has opposite such Holder’s name, has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to or on the date hereof, and (b) such Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation, such Holder enforceable in accordance with its terms.

3.2 Further Action. If and whenever the Holder Shares are sold, the Holders (or the personal representative of the Holders) shall do all things and execute and deliver all documents and make all transfers and cause any transferee of the Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

3.3 Specific Performance. The parties hereto hereby declare that is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereto, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Entire Agreement. This Agreement and all Exhibits hereto and thereto constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

3.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Holder Shares from time to time. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.6 Governing Law. This Agreement shall be governed in all respects by the laws of the Cayman Islands, without regard to conflicts of laws principles thereof.

3.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority in interest of the Holders; provided, however, that any amendment of Section 1.2 shall require the written consent of the Investors.

3.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to each Holder at the address set forth opposite his, her or its name on Exhibit A or at such other address as the Company or such Holder may designate by ten (10) days advance written notice to the other parties hereto.

3.10 Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.11 Counterparts. This Agreement may be executed in or more counter parts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Voting Agreement as of the date set forth in the first paragraph hereof.

3SBio Inc.

By:	/s/
Lou Jing
Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

HOLDERS:

Achieve Well International Limited

By:	/s/ Xu Liping
Name:
Title:

Happyview Finance Limited

For and on behalf of
Happyview Finance Limited

By:	/s/ Su Ou
Authorized signature(s)
Name:
Title:

Witty Mind International Limited

By:	/s/ Lou Dan
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

LIST OF HOLDERS

NAME AND ADDRESS	PERCENTAGE OF SHARE OWNERSHIP IN THE COMPANY AS OF THE DATE OF THIS AGREEMENT
Achieve Well International Limited P.O. Box 957 Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands	29.35%

Happyview Finance Limited Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	16.24%

Witty Mind International Limited P.O. Box 957 Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands	6.0%